Exhibit 99.1

MetaStat Announces Exclusive Worldwide License Agreements for the Alternative Splicing Program in the Epithelial to Mesenchymal Transition (EMT) in Epithelial Cancers

MONTCLAIR, N.J., December 12, 2013 -- MetaStat, Inc. (OTCBB: MTST), a life sciences company focused on understanding and treating systemic metastasis, today announced that the company has entered into two separate exclusive worldwide patent and technology license agreements  (the “Agreements”) with The Massachusetts Institute of Technology (“MIT”) and its David H. Koch Institute for Integrative Cancer Research at MIT and its Department of Biology, Albert Einstein College of Medicine of Yeshiva University, and Montefiore Medical Center. The Agreements cover the use of alternatively spliced mRNA and protein isoform markers for the diagnosis, prognosis and treatment of metastasis in epithelial solid tumor cancers. The company believes this technology bolsters its intellectual property position surrounding the use of the Mena protein isoforms in the diagnosis, prognosis and treatment of metastasis in epithelial cancers. Further, this technology provides MetaStat with a number of additional targets for its companion diagnostic and therapeutic programs.

Dr. Elizabeth Buck, MetaStat’s Chief Scientific Officer of Therapeutics stated “MetaStat has licensed a collection of targets which are alternatively spliced when tumor cells undergo epithelial to mesenchymal transition, or EMT, a process contributing to tumor metastasis and therapeutic resistance for breast and other cancers.  Alternatively spliced genes that drive tumor progression and resistance offer a unique opportunity for precision medicine in oncology as MetaStat builds the first platform that directly links a targeted therapeutic to its companion diagnostic based on the detection and targeting of alternatively spliced oncogenes.”

About This Discovery and Epithelial to Mesenchymal Transition (EMT) in Cancer
The protein isoform markers were discovered during the first comprehensive analysis of transcriptome dynamics operating as cells undergo conversion known as epithelial to mesenchymal transition, or EMT. Most cases of cancer metastasis, which are responsible for approximately 90% of cancer-associated mortality, arise from the activation of EMT programs. EMT endows carcinoma cells with malignancy-associated traits, such as motility, invasiveness and heightened-resistance to both conventional and targeted cancer therapeutics. EMT can also trigger carcinoma cells to become cancer stem-cells. A final consequence of EMT is dissemination of primary carcinoma cells to distant sites in the body; once disseminated, such carcinoma cells are poised to seed the metastatic colonies responsible for almost all carcinoma-associated mortality.

The discovery was described in An EMT-Driven Alternative Splicing Program Occurs in Human Breast Cancer and Modulates Cellular Phenotype (PLOS Genetics, August 2011, Volume 7, Issue 8) and is covered by International Patent Application number WO 2012/116248 A1 entitled “Alternatively Spliced mRNA Isoforms as Prognostic and Therapeutic Tools for Metastatic Breast Cancer and Other Invasive/Metastatic Cancers”, by Christopher B. Burge, Wu Albert Cheng, John Condeelis, Frank B. Gertler, Maja Oktay and Irina M. Sharpiro.

About MetaStat, Inc.
MetaStat Inc. is a life sciences company that develops and commercializes diagnostic products and novel therapeutics for the early and reliable prediction and treatment of systemic metastasis - cancer that spreads from a primary tumor through the bloodstream to other areas of the body. MetaStat is focused on breast, prostate, lung and colorectal cancers, where systemic metastasis is responsible for ~90% of all deaths.

The company’s function-based diagnostic platform technology is based on the identification and understanding of the pivotal role of the Mena protein and its isoforms, a common pathway for the development of systemic metastatic disease in all epithelial-based tumors.  Both the MetaSite Breast™ and MenaCalc™ product lines are designed to accurately stratify patients based on their individual risk of metastasis and to allow clinicians to better "customize" cancer treatment decisions by positively identifying patients with a high-risk of metastasis who need aggressive therapy and by sparing patients with a low-risk of metastasis from the harmful side effects and expense of chemotherapy.

Additionally, the MenaBloc™ therapeutic program aims to build upon Mena biology and alternative splicing events as a driver of disease progression to exploit novel targets that provide precision medicines in oncology.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events or results to differ materially from those projected in the forward-looking statements as a result of various factors and other risks, including those set forth in the company's Form 10-K filed with the Securities and Exchange Commission. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements in this release are made as of the date hereof and the company undertakes no obligation to update such statements.

Investor Contact Information
Daniel Schneiderman
MetaStat, Inc.
Vice President
(973) 744-7618
dan@metastat.com

Media Contact Information
Sandra Lee
Managing Director
ProActive Capital Group, LLC
(646) 862-4608